Exhibit (a)(1)(Q)

Thoma Bravo Completes Tender Offer for Outstanding Shares and ADSs of Talend and Announces Commencement of Subsequent Offering Period

SAN FRANCISCO and REDWOOD CITY, Calif. and SURESNES, France – July 29, 2021 – Thoma Bravo and Talend (NASDAQ: TLND) (“Talend” or “the Company”) today announced that Tahoe Bidco B.V., an affiliate of Thoma Bravo (“Purchaser”), has successfully concluded its tender offer to acquire all of the outstanding ordinary shares, nominal value €0.08 per share (the “Ordinary Shares”), including Ordinary Shares represented by American Depositary Shares (the “ADSs”) of Talend for U.S. $66.00 per Ordinary Share and U.S. $66.00 per ADS in cash, without interest and less any applicable withholding taxes (the “Offer Price”).

The tender offer expired as scheduled at 5:00 p.m., New York City Time on July 28, 2021. As of expiration, an aggregate of 27,775,823 ADSs and Ordinary Shares had been validly tendered and not withdrawn from the tender offer (excluding 4,081,532 ADSs, or approximately 12.4% of Talend’s outstanding ADSs and Ordinary Shares, tendered pursuant to guaranteed delivery procedures), collectively representing approximately 84.4% of Talend’s outstanding ADSs and Ordinary Shares. All such ADSs and Ordinary Shares have been accepted for payment in accordance with the terms of the tender offer, and Purchaser expects to promptly pay for such shares.

Purchaser has commenced a subsequent offering period during which tenders of Ordinary Shares will be accepted. The subsequent offering period will expire at 5:00 p.m. New York City time on August 9, 2021. Any Ordinary Shares properly tendered during the subsequent offering period will be accepted for payment, and the holders of such Ordinary Shares will be promptly paid the Offer Price. During the subsequent offering period, pursuant to the ADS Depositary Agreement (as amended), JPMorgan Chase Bank N.A. (the “ADS Depositary”) will tender the Ordinary Shares underlying any untendered ADSs to Purchaser in exchange for the Offer Price, and the ADS Depositary will hold such aggregate cash payment in trust for the benefit of the holders of such non-tendered ADSs. No tenders of ADSs will be accepted during the subsequent offering period and the holders of such untendered ADSs will become entitled to payment of the Offer Price as a result of the ADS Depositary’s tender of the underlying Ordinary Shares. Ordinary Shares tendered during the subsequent offering period may not be withdrawn. In addition, no Ordinary Shares or ADSs tendered during the initial offer period may be withdrawn during the subsequent offer period.

Kirkland & Ellis served as the legal adviser to Thoma Bravo. Qatalyst Partners served as exclusive financial adviser to Talend and Wilson Sonsini Goodrich & Rosati, P.C.and Gide Loyrette Nouel A.A.R.P.I. served as its legal adviser.

About Thoma Bravo

Thoma Bravo is one of the largest private equity firms in the world, with more than $78 billion in assets under management as of March 31, 2021. The firm invests in growth-oriented, innovative companies operating in the software and technology sectors. Leveraging the firm’s deep sector expertise and proven strategic and operational capabilities, Thoma Bravo collaborates with its portfolio companies to implement operating best practices, drive growth initiatives and make accretive acquisitions intended to accelerate revenue and earnings. Over the past 20 years, the firm has acquired more than 300 companies representing over $85 billion in enterprise value. For more information, visit thomabravo.com.

About Talend

Talend (NASDAQ: TLND), a leader in data integration and data integrity, is changing the way the world makes decisions.

Talend Data Fabric is the only platform that brings together all the data integration and governance capabilities to simplify every aspect of working with data. Talend delivers complete, clean, and uncompromised data in real-time to all. This unified approach to data has made it possible to create the Talend Trust Score(TM), an industry-first innovation that instantly assesses the reliability of any dataset to bring clarity and confidence to every decision.

Over 6,500 customers across the globe have chosen Talend to run their businesses on trusted data. Talend is recognized as a leader in its field by leading analyst firms and industry media. For more information, please visit www.talend.com and follow us on Twitter: @Talend.

Important Additional Information and Where to Find It

In connection with the proposed acquisition of Talend S.A. (“Talend”), Tahoe BidCo B.V. (“Purchaser”) commenced a tender offer for all of the outstanding Ordinary Shares and American Depositary Shares (“ADSs”), each representing one Ordinary Share, of Talend on June 11, 2021. This communication is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell shares of Talend. It is also not a substitute for the tender offer materials that Purchaser filed with the Securities and Exchange Commission (the “SEC”) or the solicitation/recommendation statement that Talend filed on Schedule 14D-9 with the SEC upon commencement of the tender offer. Purchaser filed tender offer materials on Schedule TO with the SEC, and Talend filed a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC. THE TENDER OFFER MATERIALS (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER TENDER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ CAREFULLY AND CONSIDERED BY TALEND’S STOCKHOLDERS and ADS HOLDERS BEFORE ANY DECISION IS MADE WITH RESPECT TO THE TENDER OFFER. Both the tender offer materials and the solicitation/recommendation statement are available to Talend’s stockholders and ADS holders free of charge. A free copy of the tender offer materials and the solicitation/recommendation statement will also be made available to all of Talend’s stockholders and ADS holders by contacting Talend at ir@talend.com, or by visiting Talend’s website (www.talend.com). In addition, the tender offer materials and the solicitation/recommendation statement (and all other documents filed by Talend with the SEC) are available at no charge on the SEC’s website (www.sec.gov). TALEND’S STOCKHOLDERS AND ADS HOLDERS ARE ADVISED TO READ THE TENDER OFFER MATERIALS AND THE SOLICITATION/RECOMMENDATION STATEMENT, AS EACH MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME, AND ANY OTHER RELEVANT DOCUMENTS FILED BY PURCHASER OR TALEND WITH THE SEC BEFORE THEY MAKE ANY DECISION WITH RESPECT TO THE TENDER OFFER. THESE MATERIALS WILL CONTAIN IMPORTANT INFORMATION ABOUT THE TENDER OFFER, PURCHASER AND TALEND.

Forward-Looking Statements

This document contains certain statements that constitute forward-looking statements. These forward-looking statements include, but are not limited to, statements regarding the satisfaction of conditions to the completion of the proposed transaction and the expected completion of the proposed transaction, as well as other statements that are not historical fact. These forward-looking statements are based on currently available information, as well as Talend’s views and assumptions regarding future events as of the time such statements are being made. Such forward looking statements are subject to inherent risks and uncertainties. Accordingly, actual results may differ materially and adversely from those expressed or implied in such forward-looking statements. Such risks and uncertainties include, but are not limited to, the potential failure to satisfy conditions to the completion of the proposed transaction due to the failure to receive a sufficient number of tendered shares in the tender offer, as well as those described in cautionary statements contained elsewhere herein and in Talend’s periodic reports filed with the SEC including the statements set forth under “Risk Factors” set forth in Talend’s most recent annual report on Form 10-K, and any subsequent reports on Form 10-Q or form 8-K filed with the SEC, the Tender Offer Statement on Schedule TO (including the offer to purchase, the letter of transmittal and other documents relating to the tender offer) filed by Purchaser, and the Solicitation/Recommendation Statement on Schedule 14D-9 filed by Talend. As a result of these and other risks, the proposed transaction may not be completed on the timeframe expected or at all. These forward-looking statements reflect Talend’s expectations as of the date of this report. The forward-looking statements included in this communication are made only as of the date hereof. Talend assumes no obligation and does not intend to update these forward-looking statements, except as required by law.

Contacts

Talend

Investor Contact:

Damaari Drumright

Vice President, Treasury and Investor Relations

ddrumright@talend.com

650-667-5160

Media Contact:

Chris Taylor, 408-674-1238

Vice President, Corporate Marketing

ctaylor@talend.com

Eric Brielmann or Andrew Siegel

Joele Frank, Wilkinson Brimmer Katcher

(212) 355-4449

Thoma Bravo:

Thoma Bravo Communications

Megan Frank

212-731-4778

mfrank@thomabravo.com

Finsbury Glover Hering

Andrew Johnson or Joe Berg

914-497-5138 /  203-984-2771

andrew.johnson@fgh.com / Joe.berg@fgh.com

Additional Investor Contacts:

MacKenzie Partners, Inc.

Dan Burch

212-929-5748

dburch@mackenziepartners.com

Jeanne Carr

917-648-4478

jcarr@mackenziepartners.com

3